Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sagaliam Acquisition Corp. on Amendment No. 2 to Form S-1 (File No. 333-256473) of our report dated May 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Sagaliam Acquisition Corp. as of April 6, 2021 and for the period from March 31, 2021 (inception) through April 6, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Tampa, FL

November 1, 2021

Marcum LLP ■ 201 East Kennedy Boulevard ■ Suite 1500 ■ Tampa, Florida 33602 ■ Phone 813.288.8826 ■ Fax 813.288.8836 ■ www.marcumllp.com